Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AVX Corporation’s Annual Report on Form 10-K for the  year ended March 31, 2014.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, GA

August 6, 2014